Exhibit 7(d)

                          CONTINGENT PURCHASE AGREEMENT


      THIS CONTINGENT PURCHASE AGREEMENT is made as of the 4th day of June, 1996, by and between Biotechvest L.P. ("Seller") and Forward III Associates, L.L.C. ("Buyer").

      WHEREAS, Seller and Buyer are the general partners of Forward Ventures Vanguard Fund, a California general partnership (the "Partnership"), pursuant to that certain Forward Ventures Vanguard Fund General Partnership Agreement dated as of June 4, 1996 (the "Partnership Agreement");

      WHEREAS, Seller and Buyer intend to cause the Partnership to purchase securities of Triangle, Inc., a Delaware corporation (the "Company");

      WHEREAS, in consideration of Buyer's creating an investment opportunity in the Company, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, up 49.99% of Seller's Partnership Percentage in the Partnership; and

      NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:.

      1. Purchase and Sale of Partnership Percentage. Buyer shall purchase from Seller, and Seller shall sell to Buyer, up to 49.99% of Seller's Partnership Percentage in the Partnership (the "Purchased Percentage"), subject to adjustment as set forth hereafter, for an aggregate purchase price equal to $1,249,750 (the "Purchase Price"). Upon the Exercise Date, the Purchased Percentage shall be adjusted to equal the quotient (a percentage) obtained by dividing (x) $1,249,750 by (y) the sum of (A) $25,000 plus (B) the product of
(i) $25,000 times (ii) fifteen percent (15%) (the "Initial Interest Rate") times
(iii) a fraction, the numerator of which is the number of days from the date of this Agreement to the Exercise Date (as defined below) and the denominator of which is 365. Subject to Section 2, Buyer and Seller shall perform their purchase and sale obligations under this Section 1 on or prior to December 31, 1996; provided, however, that the obligations of Buyer hereunder shall terminate and shall be of no further force and effect if, using commercially reasonable efforts, Forward III Associates, L.L.C., or its affiliates, shall fail to form a new venture capital fund on or before December 31, 1996, with minimum aggregate capital commitments of $5,000,000 (a "Qualifying Fund"). If the Partnership dissolves or if the assets of the Partnership are otherwise distributed prior to the exercise of Buyer's purchase right, then Buyer's right to purchase the Purchase Percentage shall apply to the assets so distributed to Seller with respect to the Purchased Percentage. All capitalized terms not defined herein have the meaning assigned to them in the Partnership Agreement.

      1.1 Interest Rate Adjustment. The Initial Interest Rate shall be reduced to ten percent (10%) upon the first closing of a Qualifying Fund. If the Initial Interest Rate is so reduced, it shall be increased thereafter on November 1, 1996, to twelve and one-half percent (12.5%) unless the Buyer or its affiliates shall, on or prior to such date, purchase from Seller that portion of the Purchase Percentage purchasable by $250,000 of the Purchase Price. If the Initial Interest Rate is so adjusted, the Initial Interest Rate shall be calculated using a weighted average interest rate based on the number of days each such applicable interest rate was in effect. The Buyer may purchase the Purchase Percentage at any time during the period of this Agreement without penalty.

      2. Term. The purchase rights represented by this Agreement are exercisable by Buyer at any time from, and until the first anniversary, of the date hereof. The exercise date shall be the date Seller receives written notice from Buyer of its decision to purchase the Purchased Percentage (the "Exercise Date"). The transfer of the Purchased Percentage shall be effected by execution of an amendment to the Partnership Agreement restating the Partnership Percentages and the Capital

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Contributions of the General Partners to reflect the transfer of the Purchased
Percentage from Seller to Buyer. Each General Partner hereby expressly agrees, notwithstanding any term of the Partnership Agreement, to the transfer of the Purchased Percentage on the terms hereof.

      3. Closing. The purchase and sale of the Purchased Percentage shall take place at the offices of Forward III Associates, L.L.C., at 10:00 A.M. on the date that is three (3) business days following Buyer's written notice to Seller that Buyer is purchasing the Purchased Percentage hereunder, or at such other time and place as Seller and Buyer shall mutually agree. At the Closing, Seller and Buyer will execute an amendment to the Partnership Agreement restating the Partnership Percentages and the Capital Contributions of the General Partners to reflect the transfer of the Purchased Percentage hereunder, against payment by Buyer to Seller of the Purchase Price applicable thereto by check or wire transfer, or any combination thereof.

      4. Representations and Warranties of Buyer. This Agreement is made in reliance upon Buyer's representation, which by executing this Agreement Buyer hereby makes, that (i) Buyer's interest in the Partnership is to be acquired for investment, and not with a view to the sale or distribution of any part thereof, and that Buyer has no present intention of selling, granting participation in, or otherwise distributing the same, except to its affiliates, (ii) Buyer understands that its interest in the Partnership has not been registered under the Securities Act and that any transfer or other disposition of the interest may not be made without registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an applicable exemption therefrom; and (iii) that Buyer is an accredited investor as that term is defined in Regulation D promulgated by the Securities and Exchange Commission.

      4.1 No Reliance on Seller's Representations.. Except as expressly set forth herein, Buyer has not relied on representations of Seller in making its investment decision to purchase the Purchased Percentage and has obtained all information with respect to the Company from the Company. Buyer acknowledges that Seller is not acting hereunder on behalf of the Company or otherwise as a broker, dealer, distributor, underwriter or seller of the Purchased Percentage or shares of the Company's capital stock, for purposes of federal or state securities laws.

      5. Closing Conditions of Seller. The obligations of Seller hereunder are subject to the condition that the representations and warranties of Buyer contained in Section 4 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

      6. Additional Covenants of Buyer. Buyer agrees not to make any disposition of its rights or obligations under this Agreement other than to its affiliates without the prior written consent of Seller, which consent shall not be unreasonably withheld. Buyer agrees not to make any disposition of its rights or obligations under this Agreement or of the Securities unless and until the transferee has agreed in writing for the benefit of Seller to be bound by this Agreement.

      7. Indemnification. Buyer agrees to hold Seller harmless against and to indemnify, out of the assets of Buyer only, Seller (the 'Indemnified Person") to the fullest extent permitted by law and to save and hold it harmless from and in respect of all claims, actions, and demands, fees or expenses (including reasonable attorneys' fees) and any losses or damages in connection with or resulting from any claim, action, or demand against the Indemnified Person, including amounts paid in settlement or compromise (if recommended by attorneys for Buyer) of any such claim, action or demand, with respect to the Purchased Percentage only, asserting that the execution of this Agreement, or the offer or sale or purchase of the Purchased Percentage hereunder, violate federal or state securities laws.

      8. Miscellaneous.


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      8.1 Survival of Warranties. The warranties, representations and covenants of Buyer contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

      8.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

      8.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

      8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      8.6 Notices. Unless other-wise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

      8.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only, with the written consent of the parties hereto. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and Seller.

      8.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

      8.9 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.


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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   BUYER:

                                   FORWARD III ASSOCIATES, L.L.C.


                                   By:  /s/ Standish M. Fleming
                                        ---------------------------------
                                        Member


                                   Address: 10975 Torreyana Road, Suite 230
                                            San Diego, CA  92121


                                   SELLER:

                                   BIOTECHVEST L.P.


                                   By:  /s/ David F. Palmer
                                        ---------------------------------
                                        Vice President
                                        Biotechvest II, Inc., General Partner


                                   Address: 233 S. Wacker Drive
                                            Suite 5000 Sears Tower
                                            Chicago, IL  60606